EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2018 with respect to the financial statements and internal control over financial reporting of Northern Oil and Gas, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2017, amended by Amendment No. 1 on Form 10-K/A, which are incorporated by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-227945). We consent to the incorporation by reference of the aforementioned reports in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-227945) filed on the date hereof, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

December 12, 2018